Allied Asset Advisors Funds
Form N-SAR, Item #77Q1, Exhibit 1

On September 22, 2003, the Board of Trustees of Allied Asset Advisors Funds determined to terminate the Class M shares of the Dow Jones Islamic Index Fund (the "Fund"), effective at the close of business on October 30, 2003.